Exhibit 10.1

FIRST DEFIANCE FINANCIAL CORP.

2018 EQUITY INCENTIVE PLAN

AMENDMENT TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENTS

This Amendment to Performance-Based Restricted Stock Unit Award Agreements (this “Amendment Agreement”) is made and entered into by and between First Defiance Financial Corp. (the “Company”) and Donald P. Hileman (the “Participant,” and together with the Company, the “Parties”).

RECITALS

A. The Company and the Participant are parties to certain Performance-Based Restricted Stock Unit Award Agreements set forth in Attachment A hereto (the “Awards”), under the First Defiance Financial Corp. 2018 Equity Incentive Plan (the “Plan”).

B. Under the Awards, the Participant holds a number of restricted stock units (the “RSUs”) which shall vest in an amount based upon Company performance during specified three-year performance periods (the “Performance Periods”) and other terms set forth therein.

C. The Company is a party to an Agreement and Plan of Merger between the Company and United Community Financial Corp. (“United Community”), dated as of September 9, 2019, under which United Community will merge with and into the Company (the “Merger”).

D. The Merger will occur during the Performance Periods, and due to the effects of the Merger, measurements of Company performance for periods before and after the Merger will not be comparable, and therefore, not readily determinable.

E. Without adjustment to the Awards to account for the effects of the Merger, the Merger may unintentionally impact the number of RSUs subject to the Awards in which the Participant will vest.

F. The Company and the Participant agree that adjustment of the Awards as specified in this Amendment Agreement will preserve the intent of the Company to incentivize and reward Participant’s contributions to the Company’s performance and will not impair the value of the Awards to the Participant.

G. The Company and the Participant are also parties to that certain Employment Agreement, dated as of September 9, 2019 (the “Employment Agreement”), pursuant to which the Participant has agreed to continue to serve as Chief Executive Officer of the Company during a transition period following the Merger, until a date defined therein upon which the Participant will retire as Chief Executive Officer (the “Succession Date”).

H. The Company believes it is in the best interest of the Company and its shareholders to incentivize the Participant’s continued service during such transition period by conditioning vesting of his Awards upon continued employment through the earlier of the Succession Date or June 30, 2021.

I. This Amendment Agreement is strictly conditioned upon and subject to the consummation of the Merger, and absent the consummation of the Merger, this Amendment Agreement shall be null and void, ab initio.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant, consent, and agree as follows:

1. Section 5 of each Award is amended by deleting the existing Section 5 in its entirety and replacing it with the following:

“Vesting: At the end of the Performance Period, the Participant shall vest in between 0% and 100% of the RSUs subject to the Target Award based on the achievement of the Performance Objectives set forth in attached Exhibit A during the Performance Period; provided, however, that the calculation of such Performance Objectives shall occur as specified in this Section 5.

For the purposes of determining the number of RSUs subject to the Target Award in which the Participant will vest, the Target Award shall be divided into three substantially equal tranches which correspond to the three calendar years in the applicable Performance Period. Notwithstanding anything in this Award Agreement or to the contrary, and as applicable, the Performance Objectives for the 2018 Tranche and 2019 Tranche, each as may be applicable, shall be based on actual Company performance during calendar years 2018 and 2019; and the Performance Objectives for the 2020 Tranche and 2021 Tranche, each as may be applicable, shall be deemed to have been satisfied at the target level for the Performance Objectives without respect to actual performance during calendar years 2020 and 2021. The Committee shall determine the number of RSUs vesting with respect to each Tranche based on the foregoing and any other factors that the Committee deems relevant. The Committee, in its sole discretion, may adjust the number of RSUs vesting.

For avoidance of doubt, and notwithstanding anything in this Section 5 to the contrary, the end of the Performance Period shall be the date provided in Section 2. The RSUs shall settle thereafter as provided in Section 8.”

2. Section 6 of each Award is amended by deleting the existing Section 6(a) in its entirety and replacing it with the following:

“Death; Disability; Retirement: If the Participant dies, becomes Disabled or Retires during any Performance Period, the Participant shall vest in a number of RSUs for that Performance Period as provided in Section 5, as if the Participant had remained in the employ of the Company through the end of the applicable Performance Period. Vested RSUs shall be settled in a lump sum within 60 days following the Participant’s death or Disability. If vesting occurs due to the Participant’s Retirement, vested RSUs shall be settled in accordance with Section 8 (as if the Participant was employed on such settlement date).

For the purposes of this Award Agreement, “Retires” means Participant’s retirement as Chief Executive Officer on the earlier of: (i) the “Succession Date,” as defined in the Employment Agreement between the Company and the Participant, dated as of September 9, 2019, or (ii) June 30, 2021.”

3. Section 6 of each Award is amended by deleting the existing Section 6(b) in its entirety and replacing it with the following:

“Change in Control: If a Change in Control occurs during a Performance Period and the Participant is terminated by the Company prior to the conclusion of the Performance Period other than for Cause, the Participant shall vest in the number of RSUs as provided in Section 5, as if the Participant had remained in the employ of the Company through the end of the applicable Performance Period. Such vested RSUs shall be settled in a lump sum within 60 days following the Participant’s termination.”

4. Solely for the purpose of Section 6(b) of each Award, as amended, the Company has determined that the consummation of the Merger shall be deemed to be a Change in Control.

5. In all other respects, the Awards shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Amendment Agreement to be executed in its name and on its behalf as of the date first written below, and the Participant acknowledges acceptance of the terms and conditions of this Amendment Agreement.

PARTICIPANT

Date:

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

Its:

Attachment A

Performance-Based Restricted Stock Unit Award Agreements

Date of Award	Target Number of RSUs	Tranches Vesting at Actual Performance	Tranches Vesting at Target Performance

[_________], 2018	[ ]	2018 Tranche 2019 Tranche	2020 Tranche

[_________], 2019	[ ]	2019 Tranche	2020 Tranche 2021 Tranche